Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of November 21, 2019, is entered into by and among CD&R Arrow Parent, LLC, a Delaware limited liability company (“Parent”), CD&R Arrow Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Anixter International Inc., a Delaware corporation (the “Company”). Each of the parties to this Amendment is individually referred to herein as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Parent, Merger Sub and the Company entered into that certain Agreement and Plan of Merger dated as of October 30, 2019 (the “Merger Agreement”);
WHEREAS, pursuant to Section 8.03 of the Merger Agreement, at any time prior to the Effective Time, the Merger Agreement may be amended or modified by written agreement of, Parent, Merger Sub and the Company;
WHEREAS, in accordance with Section 8.03 of the Merger Agreement, the Parties wish to amend the Merger Agreement as set forth in this Amendment; and
WHEREAS, in connection with the execution of this Amendment, and with the consent of the Company pursuant to Section 6.09(c) of the Merger Agreement, Parent and Clayton, Dubilier & Rice Fund X, L.P. have executed an amendment and restatement, dated the date of this Amendment, of that certain Equity Commitment Letter dated as of October 30, 2019 (such amendment and restatement, the “A&R Equity Commitment Letter”).
NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties hereby agree as follows:

1.	Defined Terms. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning ascribed to them in the Merger Agreement.

2.	Amendment to the Merger Agreement.

2.1	The reference to “$81.00” in Section 2.01(c)(1) of the Merger Agreement is hereby deleted and replaced with “$82.50”.

2.2
The words “11:59 p.m. Eastern Time on the fortieth (40th) day following the date of this Agreement (the “No-Shop Period Start Date”)” in the first sentence of Section 5.02(a) of the Merger Agreement are hereby deleted and replaced with the words “9:00 a.m. Eastern Time on November 24, 2019 (the “No-Shop Period Start Date”)”.

2.3	The reference to “$90,000,000” in the first sentence of Section 6.06(b) of the Merger Agreement is hereby deleted and replaced with “$100,000,000”.

2.4
The words “(B) before midnight New York City time on the tenth (10th) day after the No-Shop Period Start Date (the “Cut-Off Time”) in connection with a Superior Company Proposal from an Excluded Party, the Company Termination Fee shall instead be an amount equal to $45,000,000” in Section 6.06(b) of the Merger Agreement are hereby deleted and replaced with the words “(B) before 9:00 a.m. New York City time on the fifth (5th) day after the No-Shop Period Start Date (the “Cut-Off Time”) in connection with a Superior Company Proposal from an Excluded Party, the Company Termination Fee shall instead be an amount equal to $60,000,000”.

2.5
Equity Commitment Letter. The references to the “Equity Commitment Letter” in Sections 6.09(a), 6.09(b), 6.09(c), 6.09(d), 9.10(b) and 9.12 of the Merger Agreement are hereby deemed to be references to the “Equity Commitment Letter” as amended and restated by the A&R Equity Commitment Letter.

3.
No Other Change. The Parties hereby acknowledge and agree that, except as set forth in this Amendment, the terms and provisions of the Merger Agreement shall not be affected hereby and shall continue in full force and effect.

4.
Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each Party shall be bound hereby. From and after the execution of this Amendment by the Parties, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby, including for purposes of Section 9.07 of the Merger Agreement.

5.	Miscellaneous. Sections 9.02, 9.03, 9.04, 9.05, 9.06, 9.07, 9.08, 9.09, 9.10 and 9.11 of the Merger Agreement shall apply to this Amendment mutatis mutandis.
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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed by their respective authorized signatories as of the date first indicated above.
CD&R ARROW PARENT, LLC
By: /s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Vice President and Secretary
CD&R ARROW MERGER SUB, INC.
By: /s/ Theresa A. Gore
Name: Theresa A. Gore
Title: Vice President and Secretary

ANIXTER INTERNATIONAL INC.
By: /s/ Theodore A. Dosch
Name: Theodore A. Dosch
Title: Executive Vice President - Finance
and Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]